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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:             Lifetime Achievement Fund, Inc.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):
                  11605 West Dodge Rd.
                  Suite One
                  Omaha, NE  68154

TELEPHONE NUMBER (INCLUDING AREA CODE): (402) 330-1166

NAME AND ADDRESS OF AGENT FOR SERVICES OF PROCESS:
                  Mr. Roland R. Manarin
                  11605 West Dodge Rd.
                  Suite One
                  Omaha, NE  68154

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(a) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ].

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Omaha and State of Nebraska on the 23rd day of December, 1999.

                         LIFETIME ACHIEVEMENT FUND, INC.


                                       BY: /s/ Charles H. Richter
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                                               Charles H. Richter

Attest:
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